Exhibit 2.1

MERGER AGREEMENT

by and between

BANKUNITED, INC.

and

HERALD NATIONAL BANK

Dated as of June 2, 2011

i

(Continued)

3.9	Compliance with Applicable Law	18
3.10	Takeover Laws	19
3.11	Bank Benefit Plans	19
3.12	Opinion	21
3.13	Bank Information	21
3.14	Legal Proceedings	21
3.15	Material Contracts	22
3.16	Environmental Matters	23
3.17	Taxes	23
3.18	Intellectual Property	25
3.19	Properties	26
3.20	Insurance	27
3.21	Accounting and Internal Controls	27
3.22	Derivatives	28
3.23	Labor	28
3.24	Loan Portfolio	28
3.25	Related Party Transactions	30
3.26	Agreements with Regulatory Agencies	31

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	32
4.4	Consents and Approvals	33
4.5	Reports	33
4.6	Financial Statements	34
4.7	Broker’s Fees	34
4.8	Compliance with Applicable Law	34
4.9	Legal Proceedings	34
4.10	Absence of Changes	35
4.11	Purchaser Information	35
4.12	Reorganization	35
4.13	Accounting and Internal Controls	35
4.14	Purchaser Common Stock	36
4.15	Available Funds	36

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	36
5.2	Bank Forbearances	36
5.3	Purchaser Forbearances	39
5.4	Small Business Lending Fund Application	39

(Continued)

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	39
6.2	Access to Information	41
6.3	Shareholder Approval	42
6.4	NYSE Listing	42
6.5	Employee Matters	43
6.6	Tax Matters	44
6.7	Indemnification; Directors’ and Officers’ Insurance	45
6.8	Exemption from Liability Under Section 16(b)	46
6.9	No Solicitation	46
6.10	Takeover Laws	47
6.11	Financial Statements and Other Current Information	47
6.12	Notification of Certain Matters	47
6.13	Shareholder Litigation	48
6.14	Restructuring Efforts	48
6.15	Maintenance of Insurance	48
6.16	Formation of Merger Sub; Accession	48

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	49
7.2	Conditions to Obligations of Purchaser	49
7.3	Conditions to Obligations of the Bank	51

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	52
8.2	Effect of Termination	53
8.3	Fees and Expenses	53
8.4	Amendment	55
8.5	Extension; Waiver	55

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	55
9.2	Nonsurvival of Representations, Warranties and Agreements	56
9.3	Notices	56
9.4	Interpretation	57

(Continued)

9.5	Counterparts	57
9.6	Entire Agreement	57
9.7	Governing Law; Jurisdiction	57
9.8	Waiver of Jury Trial	58
9.9	Publicity	58
9.10	Assignment; Third-Party Beneficiaries	58
9.11	Disclosure Schedule	59

INDEX OF DEFINED TERMS

Acquisition Proposal	6.9
Agency	3.24(h)(i)
Agreement	Preamble
Bank	Preamble
Bank 401(k) Plan	6.5(c)
Bank Articles	3.1(b)
Bank Benefit Plans	3.11(j)
Bank Board	Recitals
Bank Bylaws	3.1(b)
Bank Capitalization Date	3.2(a)
Bank Common Stock	1.4(a)
Bank Disclosure Schedule	9.11
Bank OCC Reports	3.5(b)
Bank Preferred Stock	3.2(a)
Bank Restricted Share	1.8
Bank Stock Certificate	1.4(c)
Bank Stock Option	1.7
Bank Stock Plans	3.2(a)
Bank Warrant Agreement	1.9
Bank Warrants	1.9
Bankruptcy and Equity Exception	3.3(a)
Cash Consideration	1.4(a)(i)
Cash Conversion Number	1.6(b)
Cash Election	1.4(a)(i)
Cash Election Number	1.6(b)(i)
Cash Election Shares	1.4(a)(i)
Cash Portion	2.3(c)
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.23
Common Non-Election Shares	1.4(a)(iii)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(c)
Covered Employees	6.5(a)
Derivative Contract	3.22
Dissenting Shareholder	1.10
Dissenting Shares	1.10
DPC Shares	1.4(a)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(d)
Employees	5.2(h)

INDEX OF DEFINED TERMS

(Continued)

Environmental Laws	3.16
ERISA	3.11(c)
ERISA Affiliates	3.11(c)
Exchange Act	Article III
Exchange Agent	2.1(d)
Exchange Agent Agreement	2.1(d)
Exchange Fund	2.3(h)
Exchange Ratio	1.4
Federal Reserve	3.4
Form of Election	2.1(b)
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7(a)
Insurer	3.24(h)(iii)
Integrated Mergers	Recitals
Intellectual Property	3.18(e)(i)
IT Assets	3.18(e)(ii)
Leased Properties	3.19
Letter of Transmittal	2.3(a)
Licensed Intellectual Property	3.18(e)(iii)
Liens	3.18(a)
Loan Investor	3.24(h)(ii)
Loans	3.24(b)
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	1.4
Merger Sub	6.16
National Bank Act	1.1(a)
Non-Election Shares	1.4(b)(iii)
Notice of Consummation	1.2
NYSE	1.4(a)(iii)
NYSE Amex	3.4
OCC	1.2
Owned Intellectual Property	3.18(e)(iv)
Owned Properties	3.19
Per Share Amount	1.4
Permitted Encumbrances	3.19
Pool	3.24(g)
Preferred Cash Conversion Number	1.6(a)
Preferred Cash Election Number	1.6(a)
Preferred Cash Election Shares	1.4(b)(i)
Preferred Non-Election Shares	1.4(b)(iii)

INDEX OF DEFINED TERMS

(Continued)

Preferred Stock Election Shares	1.4(b)(ii)
Premium Cap	6.7(b)
Previously Disclosed	9.11
Prohibitive Condition	8.3(d)
Proxy Statement	3.4
Purchaser	Preamble
Purchaser 401(k) Plan	6.5(c)
Purchaser Bank	Recitals
Purchaser Bank Merger	Recitals
Purchaser Bank Merger Conditions	1.17
Purchaser Capitalization Date	4.2
Purchaser Closing Price	1.4
Purchaser Common Stock	1.4(a)(ii)
Purchaser Plans	6.5(a)
Purchaser Preferred Stock	4.2
Purchaser SEC Reports	4.5(b)
Purchaser Stock Certificate	1.4(c)
Purchaser Stock Plans	4.2
Real Property	3.19
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.26
Regulatory Approvals	3.4
Remaining Cash Component	1.4
Representatives	6.9(a)
Requisite Regulatory Approvals	7.1(e)
Sarbanes-Oxley Act	3.5(b)
SEC	3.5(a)
Securities Act	3.2(a)
Series A Preferred Stock	1.4(b)
Share Ratio	1.4
Shareholder Approval	3.3(a)
Shareholder Meeting	6.3
Shortfall Number	1.6(b)(ii)
SRO	3.4
Stock Consideration	1.4(a)(ii)
Stock Election	1.4(a)(ii)
Stock Election Shares	1.4(a)(ii)
Subsidiary	3.1(c)
Superior Proposal	6.9
Surviving Bank	Recitals
Takeover Laws	3.10
Tax	3.17(j)
Tax Return	3.17(j)
Taxes	3.17(j)
Terminated Benefit Plan	6.5(d)
Termination Fee	8.3(d)

INDEX OF DEFINED TERMS

(Continued)

Total Cash Component	1.4
Trade Secrets	3.18(e)(i)
Trust Account Shares	1.4(a)
Voting Agreements	Recitals
Voting Debt	3.2(a)

MERGER AGREEMENT, dated as of June 2, 2011 (this “Agreement”), by and between BankUnited, Inc., a Delaware corporation (“Purchaser”), and Herald National Bank, a national banking association (the “Bank”).

RECITALS

A.            The Board of Directors of each of the Bank (the “Bank Board”) and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which (i) Merger Sub (as defined below) will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Bank (the “Merger”), with the Bank as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Bank”), and (ii) the Surviving Bank will, on the terms and subject to the conditions set forth in Section 1.17 hereof, merge with and into BankUnited, a wholly owned subsidiary of Purchaser (“Purchaser Bank”), with Purchaser Bank surviving (the “Purchaser Bank Merger” and, together with the Merger, the “Integrated Mergers”).

B.            Concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Purchaser’s willingness to enter into this Agreement, certain of the Bank’s shareholders are entering into agreements (the “Voting Agreements”) pursuant to which those Persons have agreed, among other things, to vote the Bank voting securities held by those shareholders in favor of the ratification and confirmation of this Agreement.

C.            The parties intend that the Integrated Mergers together will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” for purposes of Treasury Regulation Section 1.368-2(g).

D.            Purchaser shall form or cause the formation of Merger Sub as a direct wholly owned Subsidiary of Purchaser and promptly following such formation, Purchaser shall cause Merger Sub to, and Merger Sub shall, sign a joinder to this Agreement and be bound hereunder.

E.             The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)        Subject to the terms and conditions of this Agreement, in accordance with Section 215a and other applicable provisions of the National Bank Act, as amended, 12 U.S.C. § 21, et seq. (the “National Bank Act”), at the Effective Time Merger Sub shall merge with and into the Bank. The Bank shall be the Surviving Bank in the Merger and shall continue its existence under the laws of the United States of America. The name of the Surviving Bank shall be “Herald National Bank.” As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b)        Subject to the consent of the Bank, which shall not be unreasonably withheld, conditioned or delayed, Purchaser may at any time change the method of effecting the combination if and to the extent requested by Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Integrated Mergers to shareholders of the Bank or the tax treatment of the parties pursuant to this Agreement, (iii) likely materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) relieve Purchaser of any of its obligations hereunder.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser shall cause to be filed with the Office of the Comptroller of the Currency (the “OCC”) a Notice of Consummation (the “Notice of Consummation”). The Merger shall become effective as of the date and time specified in the Notice of Consummation. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Notice of Consummation.

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Section 215a of the National Bank Act.  From and after the Effective Time, the Surviving Bank shall be liable for all liabilities of Merger Sub.

1.4           Conversion of Bank Common Stock and Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or the Bank, or the holder of any of the following securities:

(a)        Each share of common stock, par value $1.00 per share, of the Bank (the “Bank Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Bank Common Stock held by Purchaser, Merger Sub or the Bank (other than shares of Bank Common Stock (x) held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares being referred to herein as “Trust Account Shares”) or (y) held on account of a debt previously contracted (any such shares being referred to herein as “DPC Shares”)), and Dissenting Shares, if any, shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article II and, subject to Section 1.4(d) and Section 1.6, into the right to receive the following, without interest:

(i)    for each share of Bank Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Article II (a “Cash Election”), the right to receive in cash from

Purchaser an amount equal to the Per Share Amount (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii)   for each share of Bank Common Stock with respect to which an election to receive common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) has been effectively made and not revoked or lost pursuant to Article II (a “Stock Election”), the right to receive from Purchaser the number of shares of Purchaser Common Stock, or the fraction thereof, as is equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii)  for each share of Bank Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, “Common Non-Election Shares”), the right to receive from Purchaser such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.6(b).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Purchaser Closing Price.

“Per Share Amount” shall mean the sum of (A) $1.35 plus (B) the product, rounded to the nearest one ten thousandth, of 0.0990 (the “Share Ratio”) times the Purchaser Closing Price.

“Purchaser Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of the Purchaser Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the ten (10) trading days immediately preceding the date of the Effective Time.

“Remaining Cash Component” shall mean the Total Cash Component, less the aggregate Cash Consideration payable in respect of the Preferred Cash Election Shares, as prorated pursuant to Section 1.6(a).

“Total Cash Component” shall mean $22,860,611.10.

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b)        Each share of Series A Convertible Noncumulative Perpetual Preferred Stock, no par value, of the Bank (the “Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, if any, shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article II and subject to Section 1.4(d) and Section 1.6, into the right to receive the following, without interest:

(i)    for each share of Series A Preferred Stock with respect to which a Cash Election has been effectively made and not revoked or lost pursuant to Article II, the right to receive in cash from Purchaser the Cash Consideration (collectively, the “Preferred Cash Election Shares”);

(ii)   for each share of Series A Preferred Stock with respect to which a Stock Election has been effectively made and not revoked or lost pursuant to Article II, the right to receive from Purchaser the Stock Consideration (collectively, the “Preferred Stock Election Shares”); and

(iii)  for each share of Series A Preferred Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, “Preferred Non-Election Shares” and, together with the Common Non-Election Shares, the “Non-Election Shares”) the right to receive from Purchaser such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.6(b).

(c)        All of the shares of Bank Common Stock and Series A Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Bank Common Stock or Series A Preferred Stock (each, a “Bank Stock Certificate”) shall thereafter represent only the right to receive (i) a certificate (each, a “Purchaser Stock Certificate”) representing the number of whole shares of Purchaser Common Stock, (ii) the aggregate Cash Consideration and (iii) cash in lieu of fractional shares, into which the shares of Bank Common Stock or Series A Preferred Stock represented by such Bank Stock Certificates have been converted pursuant to this Section 1.4 and Section 2.3(g). Certificates previously representing shares of Bank Common Stock and Series A Preferred Stock shall be exchanged for certificates representing whole shares of Purchaser Common Stock, the aggregate Cash Consideration deliverable in respect of the shares of Bank Common Stock or Series A Preferred Stock represented thereby and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Bank Stock Certificates in accordance with Article II, without any interest thereon.

(d)        If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio payable pursuant to this Agreement.

(e)        Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Bank Common Stock that are held by the Bank, Purchaser or Merger Sub (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of Purchaser Common Stock that are held by the Bank (other than Trust Account Shares and DPC Shares) shall become treasury stock of Purchaser.

1.5           Merger Sub Common Stock. At the Effective Time each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of capital stock of the Surviving Bank.

1.6           Proration.

(a)        Notwithstanding any other provision contained in this Agreement, the total number of shares of Series A Preferred Stock which may be converted into the Cash Consideration pursuant to Section 1.4 (the “Preferred Cash Conversion Number”) shall in no event exceed the quotient obtained by dividing (x) the Total Cash Component by (y) the Per Share Amount.  If the aggregate number of shares of Series A Preferred Stock with respect to which Cash Elections have been made (the “Preferred Cash Election Number”) exceeds the Preferred Cash Conversion Number, then the Preferred Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Preferred Cash Election Shares equal to the product obtained by multiplying (x) the number of Preferred Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Preferred Cash Conversion Number and the denominator of which is the Preferred Cash Election Number, with the remaining number of such holder’s Preferred Cash Election Shares being converted into the right to receive the Stock Consideration.  All Preferred Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(b)        Notwithstanding any other provision contained in this Agreement, the total number of shares of Bank Common Stock and Preferred Non-Election Shares to be converted into Cash Consideration pursuant to Section 1.4 (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Remaining Cash Component, if any, by (y) the Per Share Amount. All of the other shares of Bank Common Stock (other than shares of Bank Common Stock to be canceled as provided in Section 1.4(e)) and Preferred Non-Election Shares shall be converted into the right to receive the Stock Consideration.  Within five (5) business days after the Effective Time, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Bank Common Stock and Preferred Non-Election Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)    If the aggregate number of shares of Bank Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)   If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(1)       If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(2)       If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration and the Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.7           Stock Options. At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Bank Common Stock (each, a “Bank Stock Option”) will vest in full and then cease to represent an option to purchase Bank Common Stock and will be converted automatically into options to purchase Purchaser Common Stock, and Purchaser will assume each Bank Stock Option subject to its terms; provided, however, that after the Effective Time:

(a)        the number of shares of Purchaser Common Stock purchasable upon exercise of each Bank Stock Option will equal the product obtained by multiplying (x) the number of shares of Bank Common Stock that were purchasable under the Bank Stock Option immediately before the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share; and

(b)        the per share exercise price for each Bank Stock Option will equal the quotient obtained by dividing (x) the per share exercise price of the Bank Stock Option in effect immediately before the Effective Time by (y) the Exchange Ratio, rounded up to the nearest cent.

At or prior to the Effective Time, Purchaser shall have filed with the SEC and caused to become effective a registration statement on Form S-8 (or any successor or appropriate form) with respect to Purchaser Common Stock issuable upon exercise of the Bank Stock Options assumed in accordance with this Section 1.7, and shall maintain the effectiveness of such registration statement for so long as any such Bank Stock Options remain outstanding.

1.8           Bank Restricted Shares. At the Effective Time, each share of Bank Common Stock subject to vesting restrictions pursuant to any of the Bank Stock Plans (each, a “Bank Restricted Share”) will become fully vested, and will be treated for purposes of the conversion and proration provisions of Sections 1.4 and 1.6 hereof, respectively, as a Common Non-Election Share.

1.9           Warrants.  At the Effective Time, Purchaser shall assume and cause to be performed all obligations of the Bank pursuant to that certain Stock Warrant Agreement, dated as of November 24, 2008, by the Bank in favor of the parties listed on Exhibit A thereto (the “Bank Warrant Agreement”) and the warrants issued thereunder (the “Bank Warrants”).  Each Bank Warrant so assumed by Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Bank Warrant Agreement immediately prior to the Effective Time, except that each outstanding Bank Warrant will be exercisable for shares of Purchaser Common Stock and cash in the same proportion that the holders of Bank Common Stock receive in the aggregate in the Merger as measured as of the Effective Time.

1.10         Dissenter’s Rights.  Each outstanding share of Bank Common Stock and Series A Preferred Stock the holder of which has perfected his appraisal rights under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive cash or Purchaser Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Bank shall give Purchaser prompt notice upon receipt by the Bank of any such demands for payment of the value of such shares of Bank Common Stock or Series A Preferred Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Bank shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the National Bank Act. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

1.11         Withdrawal or Loss of Dissenter’s Rights.  If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to payment pursuant to Section 1.10 at or prior to the Effective Time, such holder’s shares of Bank Common Stock or Series A Preferred Stock shall be converted into a right to receive cash or Purchaser Common Stock in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Bank Common Stock or Series A Preferred Stock of such holder shall be converted on a share by share basis into either the right to receive the Cash Consideration or Stock Consideration as Purchaser shall determine in its sole discretion.

1.12         Articles of Association. Subject to the terms and conditions of this Agreement, at the Effective Time the Articles of Association of Merger Sub shall be the Articles of Association of the Surviving Bank until thereafter amended in accordance with applicable law.

1.13         Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time the Bylaws of Merger Sub shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.14         Directors. At and immediately after the Effective Time, the directors of the Surviving Bank shall consist of the directors of Merger Sub in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified.

1.15         Officers. At and immediately after the Effective Time, the officers of the Surviving Bank shall consist of the officers of Merger Sub in office immediately prior to the Effective Time.

1.16         Effect on Purchaser Common Stock; Required Purchaser Action.  Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, Purchaser will take all corporate action necessary to authorize for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Bank Stock Options in accordance with Section 1.7.

1.17         Purchaser Bank Merger. Purchaser shall cause to occur, on the last business day of August 2012, the Purchaser Bank Merger; provided that (a) all required consents and approvals of, filings with and notices to all Governmental Entities required to consummate the Purchaser Bank Merger shall have been made or obtained, and (b) Purchaser shall have obtained assurances from the applicable bank regulatory authorities, satisfactory to Purchaser in its sole judgment, that all Regulatory Agreements in effect with respect to the Surviving Bank shall no longer be operative upon the consummation of the Purchaser Bank Merger (the events described in clauses (a) and (b), the “Purchaser Bank Merger Conditions”); provided further that if the Purchaser Bank Merger Conditions have not been satisfied by the last business day of August 2012, the Purchaser Bank Merger shall occur promptly following the satisfaction thereof.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Election Procedures.  Each holder of record of shares of Bank Common Stock and Series A Preferred Stock (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)        Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (w) the number of shares of Bank Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election, (x) the number of shares of Bank Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, (y) the number of shares of Series A Preferred Stock owned by such Holder with respect to which such Holder desires to make a

Stock Election, and (z) the number of shares of Series A Preferred Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)        Purchaser shall prepare a form (the “Form of Election”), which shall be mailed to the Bank’s shareholders so as to permit the Bank’s shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)        Purchaser shall make the Form of Election initially available to the Bank’s shareholders at the time that the Proxy Statement is made available to the shareholders of the Bank, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of the Bank who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d)        Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company designated by Purchaser and reasonably acceptable to the Bank (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to the Bank’s shareholders and reasonably acceptable to the Bank, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Bank Stock Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of the Bank Common Stock or Series A Preferred Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of the Shareholder Meeting. The Bank and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)        Any holder of Bank Common Stock or Series A Preferred Stock may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Bank Common Stock or Series A Preferred Stock, such Election shall be deemed to be not in effect, and the shares of Bank Common Stock or Series A Preferred Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)         Any holder of Bank Common Stock or Series A Preferred Stock may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Bank Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Bank that this Agreement has been terminated in accordance with Article VIII.

(g)        Subject to the terms of the Exchange Agent Agreement, Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Bank shareholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.6, (C) the issuance and delivery of Purchaser Stock Certificates into which shares of Bank Common Stock and Series A Preferred Stock are converted in the Merger and (D) the method of payment of cash for shares of Bank Common Stock and Series A Preferred Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Purchaser Common Stock where the holder of the applicable Bank Stock Certificate has no right to receive whole shares of Purchaser Common Stock.

2.2           Deposit of Merger Consideration. Prior to the Effective Time, Purchaser will deposit with the Exchange Agent (i) certificates representing the number of shares of Purchaser Common Stock sufficient to deliver in a timely manner, and Purchaser shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration and Purchaser shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares of Purchaser Common Stock where the holder of the applicable Bank Stock Certificate has no right to receive whole shares of Purchaser Common Stock.

2.3           Delivery of Merger Consideration.

(a)        As soon as reasonably practicable, but no later than five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Bank Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Bank Common Stock or Series A Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Bank Stock Certificate(s) shall pass, only upon delivery of Bank Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the “Letter of Transmittal”) to the Exchange Agent and (ii) instructions for use in surrendering Bank Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(g) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d).

(b)        Upon surrender to the Exchange Agent of its Bank Stock Certificate or Certificates, accompanied by a properly completed Form of Election or a properly completed

Letter of Transmittal, a holder of Bank Common Stock or Series A Preferred Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 1.6) in respect of the shares of Bank Common Stock or Series A Preferred Stock represented by its Bank Stock Certificate or Certificates. Until so surrendered, each such Bank Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        Unless the properly completed Form of Election provides otherwise, for all purposes of this Section and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a Holder will be treated as having surrendered, in exchange for the total Cash Consideration, if any, to be paid to such Holder under Article I (with respect to a Holder, the “Cash Portion”), the number of shares of Bank Common Stock, Series A Preferred Stock, or both, as applicable, of such Holder as to which such Holder has a right to receive Cash Consideration pursuant to Sections 1.4 and 1.6; and (ii) for purposes of clause (i), the Bank Stock Certificates surrendered by a Holder in exchange for such Holder’s Cash Portion will be deemed to be: (A) first, of those Bank Stock Certificates evidencing shares held by such Holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Bank Stock Certificates with the highest Federal income tax basis, in descending order until such Bank Stock Certificates are exhausted or the Cash Portion for such Holder is fully paid, then (B) of all other of such Holder’s Bank Stock Certificates, those Bank Stock Certificates with the highest Federal income tax basis, in descending order until the Cash Portion for such Holder is fully paid.

(d)        No dividends or other distributions with respect to Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank Stock Certificate with respect to the shares of Purchaser Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (g) below, and all such dividends, other distributions and cash in lieu of fractional shares of Purchaser Common Stock shall be paid by Purchaser to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Bank Stock Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Bank Stock Certificate there shall be paid to the Holder of a Purchaser Stock Certificate representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Purchaser Common Stock and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such Holder is entitled pursuant to subsection (g), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Purchaser Common Stock. Purchaser shall make available to the Exchange Agent cash for these purposes, if necessary.

(e)        If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Bank Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Bank Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined below) required as a result of such payment to a person other than the registered holder of such Bank Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Purchaser) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Purchaser Common Stock) otherwise payable pursuant to this Agreement to any holder of Bank Common Stock (including any Bank Restricted Share) or Series A Preferred Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bank Common Stock or Series A Preferred Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(f)         After the Effective Time there shall be no further registration or transfers of shares of Bank Common Stock or Series A Preferred Stock. If after the Effective Time, Bank Stock Certificates are presented to the Surviving Bank, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(g)        No Purchaser Stock Certificates representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Bank Stock Certificates; no dividend or distribution by Purchaser shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Purchaser. In lieu of any such fractional shares, each Holder of a Bank Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Bank Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Bank Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Purchaser Closing Price. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Purchaser on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(h)        At any time following the first anniversary of the Effective Time, Purchaser shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of Bank Stock Certificates that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Purchaser), and holders of Bank Stock Certificates shall be entitled to look only to Purchaser (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock and any dividends or other distributions with respect to Purchaser Common

Stock payable upon due surrender of their Bank Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Purchaser nor the Exchange Agent shall be liable to any holder of a Bank Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)         In the event any Bank Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Bank Stock Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against it or the Surviving Bank with respect to such Bank Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Bank Common Stock or Series A Preferred Stock represented by such lost, stolen or destroyed Bank Stock Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BANK

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the OCC by the Bank pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the date hereof and on or after the date on which the Bank filed with the OCC its Annual Report on Form 10-K for its fiscal year ended December 31, 2010, true and complete copies of which have been made available to Purchaser in the Bank’s electronic data room (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Bank hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1           Corporate Organization.

(a)        The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)        True, complete and correct copies of the Restated Articles of Association of the Bank, as amended (the “Bank Articles”), and the Bylaws of the Bank (the “Bank Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Bank and made available to Purchaser.

(c)        The Bank has no Subsidiaries. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall have the meaning ascribed to it in Section 2(d) of the Bank Holding Company Act of 1956, as amended.

3.2           Capitalization.

(a)        The authorized capital stock of the Bank consists of 100,000,000 shares of Bank Common Stock, of which, as of May 30, 2011 (the “Bank Capitalization Date”), 12,217,868 shares other than Restricted Shares, and 30,990 Restricted Shares, were issued and outstanding, and 50,000,000 shares of the Bank’s preferred stock, no par value (the “Bank Preferred Stock”), of which, as of the Bank Capitalization Date, 15,000,000 shares were designated as Series A Preferred Stock, 4,684,928 shares of which were issued and outstanding. No other shares of Bank Preferred Stock other than Series A Preferred Stock are issued or outstanding. As of the Bank Capitalization Date, no shares of Bank Common Stock or Bank Preferred Stock were reserved for issuance except for shares of Bank Common Stock reserved for issuance in connection with stock options issued pursuant to the plans set forth in Section 3.2(a) of the Bank Disclosure Schedule (as defined below) (the “Bank Stock Plans”) to purchase not more than 1,391,159 shares of Bank Common Stock as of the Bank Capitalization Date, 240,841 shares of Bank Common Stock reserved for issuance pursuant to future awards under the Bank Stock Plans, and 1,834,160 shares of Bank Common Stock reserved for issuance pursuant to the Bank Warrant Agreement. The exercise price per share of the Bank Warrants as of the Bank Capitalization Date was $9.47.  All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Bank are issued or outstanding. As of the Bank Capitalization Date, except under the Bank Stock Plans as set forth herein, the Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Bank Common Stock, Bank Preferred Stock, Voting Debt or any other equity securities of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock, Bank Preferred Stock, Voting Debt or other equity securities of the Bank. As of the Bank Capitalization Date, there are no contractual obligations of the Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Bank or any equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Bank or (ii) pursuant to which the Bank is or could be required to register shares of the Bank’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), or similar rules and regulations of the OCC.

(b)        Other than awards under the Bank Stock Plans that are outstanding as of the Bank Capitalization Date, no other equity-based awards are outstanding as of the Bank Capitalization Date, except as disclosed in Section 3.2(b) of the Bank Disclosure Schedule. Since the Bank Capitalization Date through the date hereof, the Bank has not (i) issued or repurchased any shares of Bank Common Stock, Bank Preferred Stock, Voting Debt or other equity securities of the Bank or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Bank capital stock or any other equity-based awards. From March 31, 2011 through the date of this Agreement, the Bank has not (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Bank, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any Bank Benefit Plan.

3.3           Authority; No Violation.

(a)        The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Bank Board by a unanimous vote thereof. The Bank Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Bank and its shareholders and has directed that this Agreement be submitted to the Bank’s shareholders for ratification and confirmation at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the ratification and confirmation of this Agreement by the affirmative vote of the holders of two-thirds of its capital stock outstanding (the “Shareholder Approval”), no other corporate proceedings on the part of the Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes the valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)        Neither the execution and delivery of this Agreement, nor the consummation by the Bank of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Bank under any of the terms, conditions or provisions of (A) the Bank Articles or the Bank Bylaws, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank is a party or by which it may be bound, or to which the Bank or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 3.4, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Bank or any of its properties or assets, except in the case of clauses (i)(B), and (ii) for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Bank.

3.4           Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the NYSE, the NYSE Amex Equities (the “NYSE Amex”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the OCC, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the OCC of a proxy statement in definitive form relating to the meeting of the Bank’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) and the filing with the SEC of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and the clearance of the Proxy Statement and the declaration of effectiveness of the Form S-4, (iv) the filing of the Notice of Consummation with the OCC, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE and (vii) the Shareholder Approval, no consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the consummation by the Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the execution and delivery by the Bank of this Agreement. As of the date hereof, the Bank is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

3.5           Reports.

(a)        The Bank has timely filed all material reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since the date the Bank was deemed in organization by the OCC, with (i) the Federal Reserve, (ii) the Federal Deposit Insurance Corporation, (iii) the OCC, (iv) the Office of Thrift Supervision, (v) any state banking or other state regulatory authority, (vi) the United States Securities and Exchange Commission (the “SEC”), (vii) any foreign regulatory authority and (viii) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since the date the Bank was deemed in organization by the OCC, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and has paid all material fees and assessments due and payable in connection therewith.

(b)        An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the OCC by the Bank pursuant to the Securities Act (or similar rules and regulations of the OCC) or the Exchange Act, since the date the Bank was deemed in organization by the OCC (the “Bank OCC Reports”) is publicly available. Each of the Bank OCC Reports has been timely filed in all material respects. No such Bank OCC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Bank OCC Reports complied as to form in all material respects with the published rules and regulations of the OCC and applicable rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Bank has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the OCC with respect to any of the Bank OCC Reports.

3.6           Financial Statements.

(a)        The financial statements of the Bank included (or incorporated by reference) in the Bank OCC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Bank, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the OCC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and the OCC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Bank have been and are being maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed the Bank that it intends to resign) or been dismissed as independent public accountants of the Bank as a result of or in connection with any disagreements with the Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)        The Bank has not incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Bank included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011, which are not material, individually or in the aggregate, or (iii) in connection with this Agreement and the transactions contemplated hereby.

3.7           Broker’s Fees. Neither the Bank nor any of the Bank’s officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O’Neill + Partners, L.P. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

3.8           Absence of Changes. Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Bank. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of any such change are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9           Compliance with Applicable Law.

(a)        The Bank holds, and has at all times since the date the Bank was deemed in organization by the OCC held, all material licenses, franchises, permits and authorizations which are necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to applicable law (and has paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of the Bank, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. The Bank has complied in all material respects with, and is not in default or violation in any material respect of, (i) any applicable law, rule or regulation, including all laws, rules and regulations related to data protection or privacy, the USA PATRIOT Act, the

Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and the Bank does not know of, and has not received since the Bank was deemed in organization by the OCC, written notice of, any material defaults or material violations of any applicable law, rule or regulation.

(b)        The Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. Neither the Bank nor any director, officer or employee of the Bank has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10         Takeover Laws. The Bank Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and such transactions any applicable provisions of the takeover laws of the United States or any state, including any “moratorium,” “control share,” “takeover” or “interested shareholder” law (collectively, the “Takeover Laws”). No “fair price” law is applicable to such agreements or transactions.

3.11         Bank Benefit Plans.

(a)        Section 3.11(a) of the Bank Disclosure Schedule sets forth a true, complete and correct list of each Bank Benefit Plan.

(b)        With respect to each Bank Benefit Plan, the Bank has made available to Purchaser a true and complete copy of each Bank Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed annual reports on the IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (v) the most recently received IRS determination letter.

(c)        No Controlled Group Liability has been incurred by the Bank or any of its ERISA Affiliates.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code, in each case, other than any such liability arising from any Bank Benefit Plan.  “ERISA Affiliates” means any entity if it would have ever been considered a single employer with the Bank under ERISA Section 4001(b) or part of the same “controlled group” as the Bank for purposes of ERISA Section 302(d)(8)(C) or Code Section 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).

(d)        Each Bank Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.  The Bank has not engaged in a transaction that could reasonably be expected to result in a civil penalty or tax under Section 409 or 502(i) of ERISA or Section 4975 or 4976 of the Code.  There is no pending, threatened or anticipated action, suit, dispute or claim by or on behalf of any Bank Benefit Plan, by any Employee or beneficiary covered under any such Bank Benefit Plan, as applicable, or otherwise involving any such Bank Benefit Plan (other than routine claims for benefits).

(e)        With respect to each Bank Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Bank Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(f)         No Bank Benefit Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable law.  With respect to each Bank Benefit Plan set forth on Schedule 3.11(f), the full direct cost of benefits is borne by the current or former employee or director (or beneficiary thereof) and the coverage of such current or former employees does not adversely affect the premiums or rates payable by the Bank or its Subsidiaries with respect to other current employees.

(g)        Except as disclosed in Section 3.11(g) of the Bank Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any material limitation on the right of the Bank to amend, merge or terminate any Bank Benefit Plan or related trust or (v) constitute a triggering event under any Bank Benefit Plan which would result in any material payment which could constitute an “excess parachute payment” (as such term is defined in Code Section 280G(b)(1)) to any present or former Employee of the Bank.

(h)        Except as disclosed in Section 3.11(h) of the Bank Disclosure Schedule, each Bank Benefits Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has

(i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary and operational compliance with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by the Bank to any current or former employee or director have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(i)                           No Bank Benefit Plan is maintained outside of jurisdictions of the United States, or covers any Employee residing or working outside of the United States.

(j)                           For purposes of this Agreement, “Bank Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, retirement or post-retirement, vacation, stock option, stock purchase, stock appreciation rights, stock based or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of the Bank entered into, maintained or contributed to by the Bank or to which the Bank is obligated to contribute, or with respect to which the Bank has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Bank or to any beneficiary or dependant thereof.

3.12                           Opinion. The Bank Board has received the opinion of Sandler O’Neill + Partners, L.P., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of the Bank Common Stock.

3.13                           Bank Information. The information relating to the Bank that is provided by the Bank or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Bank and other portions within the reasonable control of the Bank will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.14                           Legal Proceedings.

(a)                        Except as disclosed in Section 3.14(a) of the Bank Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to the Bank’s Knowledge, threatened against or affecting it or any of the current or former directors or executive officers of it (and it is not aware of any basis for any such suit, action or proceeding)

(i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it or is reasonably likely to result in a material restriction on its businesses or, after the Effective Time, the business of Purchaser, the Surviving Bank or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Except as disclosed in Section 3.14(a) of the Bank Disclosure Schedule, there is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Bank or its assets (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates).

(b)                       Since the Bank was deemed in organization by the OCC, (i) there have been no subpoenas, written demands, or document requests received by the Bank or any affiliate of the Bank from any Governmental Entity, except such as are received by the Bank or any affiliate of the Bank in the ordinary course of business or as are not, individually or in the aggregate, material to the Bank taken as a whole, and (ii) no Governmental Entity has requested that the Bank enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

3.15                           Material Contracts.

(a)                        Except as disclosed in Section 3.15(a) of the Bank Disclosure Schedule and except for those agreements and other documents filed as exhibits or incorporated by reference to the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the OCC, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that materially restricts the conduct of any line of business by the Bank or, to the Bank’s Knowledge, upon consummation of the Merger will materially restrict the ability of Purchaser or any of its affiliates to engage in any line of business in which a financial holding company may lawfully engage; (iii) to which any affiliate, officer, director, employee or consultant of such party is a party or beneficiary (except with respect to loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it), (iv) that obligates the Bank (or, following the consummation of the transactions contemplated hereby, Purchaser and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, (v) limits the payment of dividends by the Bank, (vi) provides for material payments to be made by the Bank upon a change in control thereof, (vii) is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Bank on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (viii) relates to any incurrence of indebtedness by the Bank, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (ix) that is material to it or its financial condition or results of operations, (x) that provides any rights to investors in the Bank, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Bank Board, or (xi) is not of the type described in clauses (i) through (x) above and which involved the payments by, or to, the Bank in the fiscal year ended December 31, 2010, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2011 of more than $200,000 (other than pursuant to Loans originated or purchased by the Bank in the ordinary course of business consistent with past practice).

(b)                       (i) Each Material Contract is a valid and legally binding agreement of the Bank and, to the Bank’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) the Bank has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) the Bank, and, to the Bank’s Knowledge, no counterparty or counterparties, is in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Bank under any such Material Contract or provide any party thereto with the right to terminate such Material Contract.

3.16                           Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, (a) the Bank has complied with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common laws or agency requirements relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Bank relating to any Environmental Law and, to the Bank’s Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to the Bank’s Knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Bank) under circumstances which could reasonably be expected to result in liability to or claims against the Bank relating to any Environmental Law; and (e) to the Bank’s Knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

3.17                           Taxes.

(a)                        The Bank has properly prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by it and all such filed Tax Returns are true, correct, and complete in all material respects.

(b)                       The Bank has not requested an extension of time within which to file any material Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Bank.

(c)                        The Bank has timely paid all Taxes that are required to be paid or that the Bank is obligated to withhold from amounts owing to any person, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Bank. No liens for Taxes exist with respect to any of the assets of the Bank, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and reflected on the financial statements of the Bank.

(d)                       Except as disclosed in Section 3.17(d) of the Bank Disclosure Schedule, none of the income or other material Tax Returns of the Bank is currently under any audit, suit, proceeding, examination or assessment by any Tax authority, and the Bank has not received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No material deficiencies have been asserted or assessments made against the Bank that have not been paid or resolved in full. No material claim has been made against the Bank by any Tax authorities in a jurisdiction where the Bank does not file Tax Returns that the Bank is or may be subject to taxation by that jurisdiction.

(e)                        The Bank (A) has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which the Bank was the common parent, (B) has no liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is not a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other person with respect to Taxes.

(f)                          The Bank has not participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable provisions of state, local, or foreign law. Within the past two years, the Bank has not been a “distributing corporation” or “controlled corporation” in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

(g)                       The Bank has not granted in writing any power of attorney which is currently in force with respect to any material Taxes or Tax Returns.

(h)                       The Bank has not taken or agreed to take any action, nor has it failed to take any action or does it know of any fact, agreement, plan or other circumstance that could prevent the Integrated Mergers from together qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or that could prevent the opinion of tax counsel referred to in Section 7.3(c) from being obtained on a timely basis.

(i)                           The Bank does not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any shares of Purchaser Common Stock.

(j)                           As used in this Agreement, (i) the term  “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

3.18                           Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank:

(a)                        Set forth in Section 3.18(a) of the Bank Disclosure Schedule is a complete and accurate list of all Registrations for Owned Intellectual Property.  The Bank (A) solely owns (beneficially, and of record where applicable), free and clear of all liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property (including any Registrations therefor), and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting and, to the Knowledge of the Bank, valid and enforceable. To the Knowledge of the Bank, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Bank as presently conducted. The Bank has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)                       The operation of the Bank’s businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, and no person has asserted in writing that the Bank has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights. To the Bank’s Knowledge, no third person has infringed, diluted, misappropriated or otherwise violated any of the Bank’s rights in the Owned Intellectual Property.

(c)                        The Bank has taken reasonable measures to protect (A) its rights in its Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by the Bank, and to the Bank’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Bank’s Knowledge, no person has gained unauthorized access to the Bank’s IT Assets.

(d)                       The Bank’s IT Assets operate and perform as required by the Bank in connection with the Bank’s businesses and have not materially malfunctioned or failed within the past two years. The Bank has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Bank is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees, and the consummation by the Bank of the Merger and the other transactions contemplated by this Agreement will not result in the violation any such laws, rules, regulations, policies or commitments.

(e)                        For purposes of this Agreement,

(i)             “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii)          “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation.

(iii)       “Licensed Intellectual Property” means Intellectual Property licensed to the Bank as presently conducted.

(iv)      “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Bank.

3.19                           Properties. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, the Bank (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Bank OCC Reports as being owned by the Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Bank OCC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the

“Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Bank, the lessor. There are no pending or, to the Knowledge of the Bank, threatened (in writing) condemnation proceedings against the Real Property.

3.20                           Insurance. Except as disclosed in Section 3.20 of the Bank Disclosure Schedule, the Bank is insured with reputable insurers against such risks and in such amounts as the management of the Bank reasonably has determined to be prudent and consistent with industry practice. The Bank is in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Bank, the Bank is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.21                           Accounting and Internal Controls.

(a)                        The records, systems, controls, data and information of the Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Bank has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Bank has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Bank is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)                       Since the date the Bank was deemed in organization by the OCC, (A) neither the Bank nor, to the Bank’s Knowledge, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Bank or its respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Bank has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.22                           Derivatives. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Bank’s own account, or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Bank, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, neither the Bank, nor to the Bank’s Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of it has been reflected in its books and records in accordance with GAAP consistently applied.

3.23                           Labor. Except as disclosed in Section 3.23 of the Bank Disclosure Schedule, (i) the Bank is not a party to, or bound by, any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to the Bank; (iii) to the Knowledge of the Bank, there are no organizing activities or representation or certification proceedings by any labor or trade union or group of employees to organize or represent any employees of the Bank; (iv) no Collective Bargaining Agreement is being negotiated by the Bank; (v)  there is no strike, lockout, slowdown, labor dispute or work stoppage against the Bank pending or, to the Knowledge of the Bank, threatened, that may interfere in any material respect with the respective business activities of the Bank; (vi) to the Knowledge of the Bank, there is no pending charge or complaint against the Bank by the National Labor Relations Board or any comparable Governmental Entity; (vii) the Bank has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank; (viii) no employee of the Bank is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (a) to the right of any such employee to be employed by Bank or (b) to the knowledge or use of trade secrets or proprietary information; and (ix) to the Knowledge of the Bank, no current employee above the level of senior vice president intends to terminate his or her employment.

3.24                           Loan Portfolio.

(a)                        The aggregate book value of the Bank’s non-performing assets as of April 30, 2011 is set forth in Section 3.24(a) of the Bank Disclosure Schedule.

(b)                       Except as set forth in Section 3.24(b) of the Bank Disclosure Schedule, as of the date hereof, the Bank is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of April 30, 2011, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or 5% or greater shareholder of the Bank, or to the knowledge of the Bank, any person, corporation or enterprise controlling, controlled by or under common control with, or an immediate family member of, any of the foregoing. Section 3.24(b) of the Bank Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $250,000 of the Bank that as of April 30, 2011 were classified by the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of April 30, 2011 and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all of the other Loans of the Bank that as of April 30, 2011 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of April 30, 2011, and (z) each asset of the Bank that as of April 30, 2011 was classified as “Other Real Estate Owned” and the book value thereof.

(c)                        Each Loan of the Bank in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(d)                       Except as set forth in Section 3.24(d) of the Bank Disclosure Schedule, none of the agreements pursuant to which the Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans in the three year period ending on the date of this Agreement contains any obligation to repurchase such Loans or interests therein.

(e)                        The Bank has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Bank satisfied, (A) the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (B) all applicable requirements of federal, state and local laws, regulations and rules, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Bank and any Agency, Loan Investor or Insurer, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (E) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(f)                          Since the date the Bank was deemed in organization by the OCC, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Bank, or (C) indicated in writing to the Bank that it has terminated or intends to terminate its relationship with the Bank for poor performance, poor loan quality or concern with respect to the Bank’s compliance with laws.

(g)                       To the knowledge of the Bank, each Loan included in a pool of Loans originated, acquired or serviced by the Bank (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of the Bank, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(h)                       For purposes of this Section 3.24:

(i)             “Agency” shall mean the OCC, the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Bank or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(ii)          “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii)       “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.25                           Related Party Transactions.

(a)                        Except as part of the normal and customary terms of an individual’s employment or service as a director and disclosed in Section 3.25 of the Bank Disclosure Schedule, the Bank is not party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the Knowledge of the Bank, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term

“affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.

(b)                       The Bank is in compliance with, and has since the date the Bank was deemed in organization by the OCC, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

3.26                           Agreements with Regulatory Agencies.  Except as disclosed in Section 3.26 of the Bank Disclosure Schedule, the Bank is not subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since the date the Bank was deemed in organization by the OCC, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”).  The Bank is in compliance in all material respects with each Regulatory Agreement to which it is party or subject. The Bank has not received any notice from any Governmental Entity indicating that the Bank is not in compliance in any material respect with any such Regulatory Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Purchaser prior to the date hereof and on or after the date on which Purchaser filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” or factors that may affect future results disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Bank as follows:

4.1                                 Corporate Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Purchaser and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is, as of the date hereof, duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended.

4.2                                 Capitalization. The authorized capital stock of Purchaser consists of (i) 400,000,000 shares of Purchaser Common Stock, of which, as of May 31, 2011 (the “Purchaser Capitalization Date”), 97,250,874 were issued and outstanding, and (ii) 100,000,000 shares of preferred stock (the “Purchaser Preferred Stock”), of which, as of the Purchaser Capitalization Date, none were issued and outstanding. As of the Purchaser Capitalization Date, 5,564,817 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or other equity securities of Purchaser. The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3                                 Authority; No Violation.

(a)                        Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Purchaser and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and (assuming due authorization, execution and delivery by the Bank) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)                       Neither the execution and delivery of this Agreement, nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (A) the articles of incorporation, bylaws, or similar governing documents of Purchaser and its Subsidiaries, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets, except in the case of clauses (i)(B), and (ii) for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4                                 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the OCC of the Proxy Statement and the filing with the SEC of the Form S-4 in which the Proxy Statement will be included as a prospectus, and the clearance of the Proxy Statement and the declaration of effectiveness of the Form S-4, (iii) the filing of the Notice of Consummation with the OCC, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE and the NYSE Amex, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the execution and delivery by Purchaser or Merger Sub of this Agreement. As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

4.5                                 Reports.

(a)                        Purchaser and each of its Subsidiaries have timely filed all material reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since May 21, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since May 21, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all material fees and assessments due and payable in connection therewith.

(b)                       An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since October 29, 2010 and prior to the date of this Agreement (the “Purchaser SEC Reports”) is publicly available. No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6                                 Financial Statements. The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and comprehensive income and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7                                 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8                                 Compliance with Applicable Law.   Purchaser and each of its Subsidiaries hold, and have at all times since May 21, 2009 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of any, applicable law, statute, order, rule, regulation, policy or guideline of any Government Entity relating to Purchaser or any of its Subsidiaries.

4.9                                 Legal Proceedings.

(a)                        Other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries.

(b)                       There is no injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser that would reasonably be expected to materially impede or delay consummation by Purchaser of the transactions contemplated by this Agreement.

4.10                           Absence of Changes. Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11                           Purchaser Information. The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.12                           Reorganization.  Purchaser has not taken or agreed to take any action, nor has it failed to take any action or does it knows of any fact, agreement, plan or other circumstance that could prevent the Integrated Mergers from together qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or that could prevent the opinion of tax counsel referred to in Section 7.2(c) from being obtained on a timely basis.

4.13                           Accounting and Internal Controls.

(a)                        The records, systems, controls, data and information of Purchaser are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Purchaser has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)                       Neither Purchaser nor, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or its respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Purchaser has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.14                           Purchaser Common Stock.  The shares of Purchaser Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

4.15                           Available Funds.  Immediately prior to the Effective Time, Purchaser will have cash sufficient to pay or cause to be deposited into the Exchange Fund the amounts as required by Section 2.2 hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                                 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable law, or with the prior written consent of Purchaser (which consent will not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Bank shall (a) conduct its business in the ordinary course consistent with past practice and (b) use reasonable best efforts to preserve intact its current business organizations and its rights and permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired.

5.2                                 Bank Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable law, the Bank shall not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld):

(a)                        (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or options, warrants or other rights to purchase its stock, or (ii) permit any additional shares of its stock or options, warrants or other rights to purchase its stock to become subject to new grants, except for issuances under dividend reinvestment plans and the Bank Benefit Plans, in the ordinary course of business.

(b)                       (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c)                        Amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (i) any contract or other binding obligation that is material to the Bank, (ii) any material restriction on the ability of the Bank to conduct its business as it is presently being conducted or (iii) any contract or other binding obligation relating to the Bank Common Stock or Series A Preferred Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d)                       Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it.

(e)                        Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f)                          Amend the Bank Articles or the Bank Bylaws.

(g)                       Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(h)                       (A) Except as required under applicable law or the terms of any Bank Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Bank (collectively, “Employees”), other than increases to Employees who are not directors or executive officers of the Bank in the ordinary course consistent with past practice, (ii) become a party to, establish, amend, commence participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Bank Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Bank Benefit Plan, or (v) materially change any actuarial assumptions used to calculate funding obligations with respect to any Bank Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (B) hire or terminate the employment of a Chief Executive Officer, President, Chief Financial Officer, Chief Risk Officer, Chief Credit Officer, Internal Auditor, General Counsel or any other officer holding the position of Senior Vice President or senior.

(i)                           Except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, (ii) take any action, or omit to take any action, which action or failure to act is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) take any action, or omit to take any action, which action or failure to act is reasonably likely to prevent the Integrated Mergers from together qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j)                           Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(k)                        Enter into any new line of business or materially change or deviate from its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or requested by a Regulatory Agency.

(l)                           Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a Regulatory Agency.

(m)                     Settle any action, suit, claim or proceeding against it, except for actions, suits, claims or proceedings that are settled in an amount and for consideration not in excess of $75,000 individually, for employment-related actions, suits, claims or proceedings, or $150,000 individually, for all other actions, suits, claims or proceedings, or $250,000 in the aggregate for employment-related actions, suits, claims or proceedings, or $500,000 in the aggregate for all actions, suits, claims or proceedings, and in each case that would not (i) impose any restriction on the business of it or (ii) create precedent for claims that is reasonably likely to be material to it.

(n)                       Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(o)                       Make or change any material Tax elections, change or consent to any change in its method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(p)                       Engage in (or modify in a manner adverse to the Bank) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any affiliate of the Bank or any director or officer (senior vice president or above) of the Bank (or any affiliate or immediate family member of any such person or any affiliate of such person’s immediate family members).

(q)                       Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3                                 Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of the Bank (which consent will not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, Purchaser shall not:

(a)                        Amend Purchaser’s bylaws or similar governing documents of any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Bank Common Stock or Series A Preferred Stock or that would materially impede or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)                       Except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(c)                        Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4                                 Small Business Lending Fund Application.  The Bank shall promptly (and in any event within three (3) days of the date hereof) withdraw its application to participate in the U.S. Treasury’s Small Business Lending Fund.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                                 Regulatory Matters. Purchaser and the Bank shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and with the OCC, the Proxy Statement, in each case not later than 45 days after the date of this Agreement. Each of Purchaser and the Bank shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and the Proxy Statement cleared by the OCC, as promptly as practicable after such filing, and the Bank shall promptly thereafter mail or deliver the Proxy Statement to its shareholders entitled to receipt thereof. Purchaser and the Bank shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC or the OCC, as applicable. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement prior to filing such with the SEC or the OCC, and each party will provide the other party with a copy of all such filings made with the SEC or the OCC, as applicable. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Bank shall furnish all information concerning the Bank and the holders of Bank Common Stock and Series A Preferred Stock as may be reasonably requested in connection with any such action.

(a)                        The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and, subject to the terms hereof, to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Bank and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to the Bank or Purchaser, as the case may be, and any of Purchaser’s Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Without limiting the scope of the foregoing paragraphs, the Bank shall, to the extent permitted by applicable law (i) promptly advise Purchaser of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby, (ii) provide Purchaser with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Purchaser with the opportunity to participate in any meetings or substantive telephone conversations that the Bank or its representatives may have from time to time with any Governmental Entity with respect to the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall require Purchaser or Merger Sub to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to Section 7.2(d).

(b)                       Each of Purchaser and the Bank shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Bank or any of Purchaser’s Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Bank agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Bank’s meeting of its shareholders to consider and vote upon the confirmation and ratification of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which any such statement was made, not misleading. Each of Purchaser and the Bank further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(c)                        Each of Purchaser and the Bank shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained.

6.2                                 Access to Information.

(a)                        Upon reasonable notice and subject to applicable laws, the Bank shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its employees, properties, books, contracts, commitments and records, and, during such period, the Bank shall make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request; provided that Purchaser shall not be entitled to receive information (x) directly relating to the negotiation of and prosecution of this Agreement or (y) relating to an Acquisition Proposal (as defined below), except as otherwise provided in this Agreement, including Sections 6.3 and 6.9 hereof. Upon the reasonable request of the Bank, Purchaser shall furnish such reasonable information about it and its business as is relevant to the Bank and its shareholders in connection with the transactions contemplated by this Agreement.  Neither the Bank nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                       All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement entered into between Purchaser and the Bank on May 10, 2011 (the “Confidentiality Agreement”).

(c)                        No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3                                 Shareholder Approval. The Bank Board has resolved to recommend to the Bank’s shareholders that they ratify and confirm this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Bank will take, in accordance with applicable law and the Bank Articles and the Bank Bylaws, all action necessary to convene a meeting of its shareholders (the “Shareholder Meeting”), as promptly as practicable, to consider and vote upon ratification and confirmation of this Agreement as well as any other such matters. The Bank Board will use all reasonable best efforts to obtain from its shareholders a vote ratifying and confirming this Agreement. However, if the Bank Board, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by the Bank of an Acquisition Proposal that the Bank Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to the Bank’s shareholders, the Bank Board may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Bank Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Bank may not take any actions under this sentence until after giving Purchaser at least five (5) business days to respond to any such Acquisition Proposal (and after giving Purchaser notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Purchaser (it being understood and agreed that any modification to any Acquisition Proposal described in this Section 6.3 shall constitute a new Acquisition Proposal triggering a new five (5) business day response period for Purchaser). Nothing contained in this Agreement shall be deemed to relieve the Bank of its obligation to submit this Agreement to its shareholders for a vote. The Bank shall not submit to the vote of its shareholders any Acquisition Proposal.

6.4                                 NYSE Listing. Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.5                                 Employee Matters.

(a)                        Following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are actively employed by the Bank on the Closing Date (“Covered Employees”) that provide employee benefits which are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Purchaser or its Subsidiaries (other than the Bank) (collectively, the “Purchaser Plans”), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Purchaser Plan; and (ii) until such time as Purchaser shall cause Covered Employees to participate in the Purchaser Plans, a Covered Employee’s continued participation in employee benefit plans of the Bank shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser Plans may commence at different times with respect to each Purchaser Plan).

(b)                       To the extent that a Covered Employee becomes eligible to participate in a Purchaser Plan, Purchaser shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Bank (or its predecessor entities) for purposes of eligibility, vesting and benefit accrual (other than for purposes of benefit accruals under any Purchaser Plan that is a defined benefit pension plan), under such Purchaser Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Bank Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Purchaser Plan that provides health plan or other welfare benefits in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser Plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Bank Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Purchaser Plan. For purposes of any cash balance pension plan maintained or contributed to by Purchaser or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time, the Covered Employees’ level of benefit accruals under any such plans (for periods of service following the Effective Time) shall be determined based on the Covered Employees’ credited service prior to the Effective Time (as recognized for the same purpose by the Bank for purposes of the tax-qualified retirement plans maintained or sponsored by the Bank immediately prior to the Effective Time) and with the Surviving Bank following the Effective Time.

(c)                        Effective as of immediately prior to, and contingent upon, the Closing Date, the Bank shall adopt such resolutions and/or amendments to terminate the Herald National Bank 401k Plan (collectively, “Bank 401(k) Plan”). The Bank shall provide Purchaser with a copy of the resolutions and/or plan amendments evidencing that the Bank 401(k) Plan has been terminated in accordance with its terms. Prior to the Effective Time and thereafter (as applicable), the Bank and Purchaser shall take any and all action as may be required, including amendments to the Bank 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Purchaser (the “Purchaser 401(k) Plan”) to (i) permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed to such Bank Employee from the Bank 401(k) Plan to the Purchaser 401(k) Plan, and (ii) obtain from the IRS a favorable determination letter on termination for the Bank 401(k) Plan. Each Covered Employee shall become a participant in the Purchaser 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.5(b)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

(d)                       If requested by Purchaser in writing within 30 business days prior to the Effective Time, effective as of, and contingent upon, the Closing Date, the Bank shall adopt such resolutions and/or amendments to terminate each Bank Benefit Plan requested by Purchaser to be terminated (each, a “Terminated Benefit Plan”). The Bank shall provide Purchaser with a copy of the resolutions and/or plan amendments evidencing that each Terminated Benefit Plan has been terminated. Each Covered Employee or other eligible participant shall become a participant in the Purchaser benefit plan that is comparable to the Terminated Benefit Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.5(b)), it being agreed that there shall be no gap in coverage under, or participation in, any benefit plan or program of the type that Purchaser requests the Bank to terminate.

(e)                        Nothing in this Section 6.5 shall be construed to limit the right of Purchaser or any of its Subsidiaries (including, following the Closing Date, the Bank) to amend or terminate any Bank Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Purchaser or any of its Subsidiaries (including, following the Closing Date, the Surviving Bank) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.6                                 Tax Matters.                             Purchaser and the Bank shall use reasonable best efforts to cause the Integrated Mergers to be treated as a single integrated transaction that will qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 7.2(c) and 7.3(c) hereof. Officers of Purchaser, Purchaser Bank, Merger Sub and the Bank shall execute and deliver to Luse Gorman Pomerenk & Schick, P.C., counsel to the Bank, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Purchaser, certificates containing appropriate representations, warranties, and covenants at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Closing Date, in connection with their respective deliveries of opinions, including pursuant to Sections 7.2(c) and 7.3(c) hereof, with respect to the Tax treatment of the Integrated Mergers. None of Purchaser, Purchaser Bank, Merger Sub or the Bank shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which omission would cause to be untrue) any statement contained in such certificates.

6.7                                 Indemnification; Directors’ and Officers’ Insurance.

(a)                        From and after the Effective Time, each of Purchaser and the Surviving Bank shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Bank (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)                       Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Bank (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Bank) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Bank; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 175% of the annual premiums paid as of the date hereof by the Bank for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c)                        Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.7(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

(d)                       If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.7.

6.8                                 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Purchaser and the Bank shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Bank Common Stock or Series A Preferred Stock or conversion of any derivative securities in respect of such shares of Bank Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9                                 No Solicitation.

(a)                        The Bank agrees that it will not, and will cause its officers, employees, directors, agents, representatives, advisors and affiliates (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (ii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, merger agreement, investment agreement or other similar agreement relating to any Acquisition Proposal; provided that, in the event the Bank receives an unsolicited bona fide Acquisition Proposal and the Bank Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the Bank may, and may permit its Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Bank Board concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Bank than the Confidentiality Agreement. The Bank will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Purchaser and its affiliates) pursuant to any such agreement. The Bank will promptly (and in any event within 24 hours) advise Purchaser following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and copies of any written Acquisition Proposal), and will keep Purchaser promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.  Any violation of the restrictions set forth in this Section 6.9(a) by any Representative of the Bank, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Bank or otherwise, shall be deemed a breach of this Agreement by the Bank.

(b)                       Nothing contained in this Agreement shall prevent the Bank or the Bank Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Bank or any Subsidiary thereof or any proposal, inquiry or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, the Bank or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

As used in this Agreement, “Superior Proposal” means an bona fide written Acquisition Proposal that the Bank Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

6.10                           Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.11                           Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Bank will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Bank (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to the Bank Board or any committee thereof relating to the financial performance and risk management of the Bank.

6.12                           Notification of Certain Matters. The Bank and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.13                           Shareholder Litigation. The Bank shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Bank and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent.

6.14                           Restructuring Efforts. If the Bank shall have failed to obtain the required vote of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms of this Agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders) and/or to resubmit the transaction to the Bank’s shareholders for approval.

6.15                           Maintenance of Insurance.  The Bank shall use commercially reasonable efforts to maintain insurance (including directors’ and officers’ liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Bank as of the date of this Agreement.  The Bank will promptly inform Purchaser if the Bank receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.16                           Formation of Merger Sub; Accession.  On or prior to the Closing Date, and subject to the receipt of all required regulatory approvals, Purchaser shall organize a national banking association as a direct wholly owned Subsidiary of Purchaser (“Merger Sub”).  As promptly as reasonably practicable after the organization of Merger Sub, (x) Purchaser, in its capacity as the sole shareholder of Merger Sub, shall ratify and confirm this Agreement and (y) Purchaser shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein.  Notwithstanding any provision herein to the contrary, (i) the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its organization and (ii) the representations and warranties of and with respect to Merger Sub set forth in Article IV shall be deemed to have been made as though Merger Sub had been a party to this Agreement as of the date of the organization of Merger Sub.  Prior to the Effective Time, Purchaser shall take such actions as are reasonably necessary to cause the Board of Directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser and its affiliates may amend, or cause to be amended, the bylaws of Merger Sub at any time prior to the Effective Time so long as such amendment would not impair, delay or prevent the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                                 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                        Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)                       Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Bank Common Stock and Series A Preferred Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)                        Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)                       No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)                        Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve and the OCC and under the HSR Act, and (ii) any other regulatory approvals, notices and filings set forth in Sections 3.4 and 4.4 the failure of which to obtain or make would reasonably be expected to have a material adverse effect on Purchaser or the Bank, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2                                 Conditions to Obligations of Purchaser. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)                        Representations and Warranties. The representations and warranties of the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Bank (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole) and (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i)(A), 3.7, 3.8, and 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Bank, has had or would reasonably be expected to have a Material Adverse Effect on the Bank; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer or the Chief Financial Officer of the Bank to the foregoing effect.

(b)                       Performance of Obligations of the Bank. The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer or the Chief Financial Officer of the Bank to such effect.

(c)                        Tax Opinion. Purchaser shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of Purchaser, Purchaser Bank, Merger Sub, and the Bank, reasonably satisfactory in form and substance to such counsel.

(d)                       Regulatory Conditions.

(i)             There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, reasonably be expected to restrict or burden Purchaser or the Surviving Bank or any of their respective affiliates (i) in connection with the transactions contemplated by this Agreement or (ii) with respect to the business or operations of Purchaser or the Surviving Bank or any of their affiliates that would, in the case of either (i) or (ii), have a Material Adverse Effect on Purchaser, the Surviving Bank or any of their respective affiliates, in each case measured on a scale relative to the Bank.

(ii)          Purchaser shall have received, in form and substance satisfactory to Purchaser in its sole good faith judgment, confirmation from applicable regulatory authorities that consummation of the transactions contemplated herein will not cause Purchaser, its affiliates, or their respective “institution affiliated parties,” in each case not affiliated with the Bank prior to the Effective Time, or payments or agreements in respect of any of them, to become subject to any restriction or prohibition provided in section 18(k) of the Federal Deposit Insurance Act, 12 C.F.R. Part 359, or any successor or similar law, rule, regulation, order or directive.

7.3                                 Conditions to Obligations of the Bank. The obligation of the Bank to effect the Merger is also subject to the satisfaction or waiver by the Bank at or prior to the Effective Time of the following conditions:

(a)                        Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser has had or would reasonably be expected to have a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Bank shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b)                       Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Bank shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)                        Tax Opinion. The Bank shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Luse Gorman Pomerenk & Schick, P.C. will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of Purchaser, Purchaser Bank, Merger Sub, and the Bank, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank:

(a)                        by mutual consent of the Bank and Purchaser in a written instrument authorized by the Boards of Directors of the Bank and Purchaser;

(b)                       by either the Bank or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)                        by either the Bank or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)                       by either the Bank or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Bank, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by the Bank, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)                        by Purchaser, if the Bank or the Bank Board (i)(A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.3, or (B) approves, endorses or recommends to its shareholders an Acquisition Proposal other than the Merger, (ii) materially breaches the terms of Section 6.9 in any respect adverse to Purchaser or (iii) materially breaches its obligations (x) to call the Shareholder Meeting pursuant to Section 6.3 or (y) to prepare and mail its shareholders the Proxy Statement pursuant to Section 6.1;

(f)                          by Purchaser, if the approval of the Bank’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held meeting of its shareholders, or at any adjournment or postponement thereof; or

(g)                       by Purchaser, if a tender or exchange offer for 20% or more of the outstanding shares of the Bank Common Stock is commenced (other than by Purchaser or its affiliates), and the Bank Board recommends that its shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                                 Effect of Termination. In the event of termination of this Agreement by either the Bank or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Bank, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, and 9.10 shall survive any termination of this Agreement, and (ii) neither the Bank nor Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3                                 Fees and Expenses.

(a)                        Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Bank and Purchaser, and all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as provided in this Section 8.3.

(b)                       In the event that (i) the Bank or Purchaser shall terminate this Agreement pursuant to Section 8.1(c), (ii) the Bank shall not be in material breach of any representation, warranty, covenant or agreement contained herein at the time of such termination and (iii) the Shareholder Approval shall have been obtained at least five (5) business days prior to the date of termination, Purchaser shall pay to the Bank, by wire transfer of immediately available funds, an amount equal to $5,000,000, not later than two (2) business days following the date of such termination.

(c)                        In the event that this Agreement shall be terminated other than by Purchaser pursuant to Section 8.1(d), (e), (f) or (g), Purchaser shall reimburse the Bank for all reasonable out of pocket legal fees and expenses incurred by the Bank in connection with third party litigation arising out of and relating to the transactions contemplated hereby which is not otherwise reimbursable under the Bank’s insurance policies.

(d)                       In the event that:

(i)             (x) prior to the Effective Time and after the announcement hereof, an Acquisition Proposal is communicated or otherwise made known to the senior management of the Bank, the Bank Board or the Bank’s shareholders generally, or becomes public, or any person shall have publicly announced or otherwise communicated to the senior management of the Bank or the Bank Board an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 8.1(c) without the Shareholder Approval having been obtained or by Purchaser pursuant to Section 8.1(d) or 8.1(f) and (z) within eighteen (18) months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.9 of this Agreement, except that references to “10%” in the definition of “Acquisition Proposal” in such section shall be deemed to be references to “50%”); or

(ii)          this Agreement is terminated by Purchaser pursuant to Section 8.1(e) or 8.1(g),

then in any such event under clause (i) or (ii) of this Section 8.3(d), the Bank shall pay to Purchaser a fee (the “Termination Fee”), by wire transfer of immediately available funds, in the amount of $3,585,000 not later than two (2) business days following (x) the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal, in the case of a termination described in clause (i) above, and (y) the delivery of the written notice of termination required by Section 8.1, in the event of a termination described in clause (ii) above.  Notwithstanding the foregoing, if the Termination Fee becomes payable in the circumstances described in clause (ii) above as a result of the termination of this Agreement by Purchaser as a result of the occurrence of any of the events described in Section 8.1(e)(i)(A) or Section 8.1(g), and the payment of the Termination Fee would cause the Bank to fail to be “well capitalized” under applicable banking regulations or to otherwise violate any Regulatory Agreement entered into by the Bank with the OCC (each a “Prohibitive Condition”), then the Bank shall not be in breach of this Agreement for failure to pay the Termination Fee during the existence of the Prohibitive Condition; provided, however, that (i) the Bank’s obligation to pay the Termination Fee shall in no event be extinguished and shall continue to exist and be due for purposes of clause (2) of Section 8.3(e) as of the date such obligation initially arose, irrespective of the existence of the Prohibitive Condition, (ii) the Bank shall pay the Termination Fee, together with interest as provided in clause (2) of Section 8.3(e), promptly, and in any event within two (2) business days, following such time as no Prohibitive Condition continues to be applicable, (iii) until such time as the Termination Fee has been paid, the Bank shall not pay any dividends or distributions on its capital stock, (iv) the obligation to pay the Termination Fee, together with the Bank’s other obligations under this proviso, shall survive any merger, consolidation or other business combination transaction involving the Bank, irrespective of whether the Bank is the surviving entity, and will be binding on the Bank’s successors and assigns and (v) if the Bank sells all or a substantial portion of its business, properties or assets, proper provision shall be made such that the purchaser thereof assumes the Bank’s obligations under this proviso.  In the event any Prohibitive Condition restricts the payment of only a portion of the Termination Fee, the Bank shall be required to pay to Purchaser the portion of the

Termination Fee which would not violate the Prohibitive Condition, and the proviso in the immediately preceding sentence shall apply to the unpaid portion of the Termination Fee, mutatis mutandis.  In the event that the Bank enters into a definitive agreement with respect to an Acquisition Proposal in a circumstance where the Termination Fee is payable, such agreement shall contain the counterparty’s agreement to promptly pay the Termination Fee on behalf of the Bank.

(e)                        The Bank and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Purchaser pursuant to Section 8.3(b) hereof and by the Bank pursuant to Section 8.3(d) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy of the Bank or Purchaser, as applicable, in the event of termination of this Agreement in the circumstances contemplated by such sections.  In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a compounded rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4                                 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank; provided, however, that after any ratification and confirmation of this Agreement by the shareholders of the Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5                                 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Purchaser, on a date to be specified by the parties, which date shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2                                 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3                                 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser or Merger Sub, to:

BankUnited, Inc.
14817 Oak Lane
Miami Lakes, Florida 33016
	Attn:	Rajinder P. Singh
Facsimile: (866) 559-2306

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
	Attn:	William S. Rubenstein
Facsimile: (917) 777-2642

(b)	if to the Bank, to:

Herald National Bank
623 Fifth Avenue
New York, New York 10022
Attn: Raymond A. Nielsen
Facsimile: (646) 478-9686

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 780
Washington, D.C. 20015
Attn:	Lawrence M.F. Spaccasi
Marc P. Levy
Facsimile: (202) 362-2902

9.4                                 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” means the actual knowledge after due inquiry of any of the Bank’s officers listed on Section 9.4 of the Bank Disclosure Schedule or the Purchaser’s officers listed on Schedule 9.4. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5                                 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6                                 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Voting Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7                                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that Title 12 of the United States Code, including the provisions thereof governing the fiduciary duties of directors of a national banking association, shall govern as applicable. In addition, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York.  Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.8                                 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9                                 Publicity. Neither the Bank nor Purchaser shall, and Purchaser shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by the Bank, or the Bank, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE Amex or the NYSE.

9.10                           Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  The representations and warranties set forth in Articles III and IV and the covenants set forth in

Articles V and VI have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Disclosure Schedule of the Bank, which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Bank or Purchaser.

9.11                           Disclosure Schedule. Before entry into this Agreement, the Bank delivered to Purchaser a schedule (the “Bank Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by the Bank in the applicable paragraph or section of its Bank Disclosure Schedule, or any other paragraph of its Bank Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Bank Disclosure Schedule is also applicable to the section of this Agreement in question).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANKUNITED, INC.

By:	/s/ Rajinder Singh
	Name:	Rajinder Singh
	Title:	Chief Operating Officer

HERALD NATIONAL BANK

By:	/s/ Raymond Nielsen
	Name:	Raymond Nielsen
	Title:	Chairman & Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]